EXHIBIT 10.4


                             REVISED VIDEO AGREEMENT


The agreement between Preston-Turri Productions and Tex-Mex, Inc., dated January 17, 1995, was agreed to be cancelled on March 27, 2003. Those present at the meeting at Tex-Mex Inc. facilities, known as Jane Butel's Southwestern Cooking School at 125 Second NW, Albuquerque, NM 87102, were Judith Preston and Michael Turri, Gordon McMeen and Jane Butel.

All present agreed that instead of splitting the net profits 50:50 as originally agreed, a 10% royalty will now be paid monthly on the gross sales of videos; based on the actual selling price collected.

All parties agreed that a maximum of $12,000 will be paid as royalties to Judith Preston and Michael Turri. Each will paid individually, one-half of the royalties due each month or royalties of 5% each, since they are no longer associated in business together. When $12,000 has been paid, this agreement will be satisfied.

Agreed: /s/ Jane Butel for Tex-Mex Inc.
            Jane Butel
            _______________________Title

            _______________________Date

        /s/ Michael Turri
            Michael Turri

        /s/ Judith Preston
            Judith Preston
            _______________________Date